EX-4.c


                                       JACKSON NATIONAL LIFE
                                           INSURANCE COMPANY  [Graphic Omitted]
2900 Westchester Avenue                          OF NEW YORK
Purchase, New York 10577                     A STOCK COMPANY

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                           RETIREMENT PLAN ENDORSEMENT

This Endorsement amends the contract to which it is attached for use in connection with a retirement plan which receives favorable income tax treatment under Section 401(a) of the Internal Revenue Code ("Code"). In the case of a conflict with any provision in the contract, the provisions of this Endorsement will control. The Company may further amend the contract from time to time to meet any requirements applicable to such plans. Any such changes will be subject to the prior approval of the New York Insurance Department. The effective date of this Endorsement is the Issue Date of the contract. The contract is amended as follows:

1. The Annuitant of this contract will be the applicable participant under the plan and the owner of this contract will be designated in the plan.

2. This contract, and the benefits under it, cannot be sold, assigned, transferred, discounted, pledged as collateral for a loan or as a security for the performance of an obligation or for any other purpose to any person other than the Company.

3.   MINIMUM REQUIRED DISTRIBUTIONS
     Required Plan Provisions.
        Internal Revenue Code Section 401(a)(9).

          (A)  In general. -

          A trust shall not constitute a qualified trust under this subsection unless the plan provides that the entire interest of each employee -

               (i) will be distributed to such employee not later than the required beginning date, or

               (ii) will be distributed, beginning not later than the required beginning date, in accordance with regulations, over the life of such employee or over the lives of such employee and a designated beneficiary (or over a period not extending beyond the life expectance of such employee or the life expectancy of such employee and a designated beneficiary).


          (B) Required distribution where employee dies before entire interest is distributed. -

               (i) Where distributions have begun under subparagraph (A)(ii). - A trust shall not constitute a qualified trust under this section unless the plan provides that if-

                    (I) the distribution of the employee's interest has begun in accordance with subparagraph (A)(ii), and

                    (II) the employee dies before his entire interest has been distributed to him, the remaining portion of such interest will be distributed at least as rapidly as under the method of distributions being used under subparagraph (A)(ii) as of the date of his death.

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               (ii) 5-year rule for other cases. -

               A trust shall not constitute a qualified trust under this section unless the plan provides that, if an employee dies before the distribution of the employee's interest has begun in accordance with subparagraph (A)(ii), the entire interest of the employee will be distributed within 5 years after the death of such employee.

              (iii) Exception  to 5-year rule for curtain  amounts  payable over life of beneficiary.-

               If -

                    (I) any portion of the employee's interest is payable to (or for the benefit of) a designated beneficiary,

                    (II) such portion will be distributed  (in  accordance  with regulations) over the life of such designated beneficiary (or over a period not extending beyond the life expectancy of such beneficiary), and

                   (III) such  distributions  begin not later  than 1 year after the date of the employee's death or such later date as the Secretary may by regulations prescribe,

          for purpose of clause (ii),  the portion  referred to in subclause (I)
          shall  be   treated  as   distributed   on  the  date  on  which  such
          distributions begin.

               (iv) Special rule for surviving spouse of employee. -

               If the designated beneficiary referred to clause (iii)(I) is the surviving spouse of the employee-

                    (I) the date on which the distributions are required to begin under clause (iii)(III) shall not be earlier than the date on which the employee would have attained age 70 1/2, and

                    (II) if the surviving  spouse dies before the  distributions to such spouse begin, this subparagraph shall be applied as if the surviving spouse were the employee.

          (C)  Required beginning date. -

           For purposes of this paragraph-

               (i)  In general.-

               The term 'required beginning date' means April 1 of the calendar year following the later of -

                    (I) the calendar year in which the employee attains age 70 1/2, or

                    (II) the calendar year in which the employee retires.

               (ii) Exception. -

               Subclause (II) of clause (i) shall not apply -

                    (I) except as provided in section 409(d), in the case of an employee who is a 5-percent owner (as defined in section 416) with respect to the plan year ending in the calendar year in which the employee attains age 70 1/2, or

                    (II) for purposes of section 408(a)(6) or (b)(3).

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               (iii) Actuarial adjustment.-

               In the case of an employee to whom clause (i)(II) applies who retires in a calendar year after the calendar year in which the employee attains age 70 1/2, the employee's accrued benefit shall be actuarially increased to take into account the period after age 70 1/2 in which the employee was not receiving any benefits under the plan.

               (iv) Exception for governmental and church plans.-

               Clauses (ii) and (iii) shall not apply in the case of a governmental plan or church plan. For purposes of this clause, the term "church plan" means a plan maintained by a church for church employees, and the term "church" means any church (as defined in section 3121(w)(3)(A) or qualified church-controlled organization (as defined in section 3121(w)(3)(B).

          (D)  Life Expectancy.-

          For purposes of this paragraph, the life expectancy of an employee and the employee's spouse (other than in the case of a life annuity) may be redetermined but not more frequently than annually.

          (E)  Designated Beneficiary.-

          For purposes of this paragraph, the term "designated beneficiary" means any individual designated as a beneficiary by the employee.

          (F)  Treatment of payments to children.-

          Under regulations prescribed by the Secretary, for purposes of this paragraph, any amount paid to a child shall be treated as if it had been paid to the surviving spouse if such amount will become payable to the surviving spouse upon such child reaching majority (or other designated event permitted under regulations).

          (G)  Treatment of incidental death benefit distributions.-

          For purposes of this title, any distribution required under the incidental death benefit requirements of this subsection shall be treated as a distribution required under this paragraph

3. The terms of this contract and Endorsement are subject to the provisions of the plan under which the contract and Endorsement are issued.

                                        SIGNED FOR THE JACKSON NATIONAL LIFE
                                        INSURANCE COMPANY OF NEW YORK

                                        /s/ Clark P. Manning

                                        PRESIDENT AND CHIEF EXECUTIVE OFFICER


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